CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Mutual Fund Series Trust and to the use of our report dated November 29, 2016 on the financial statements and financial highlights of the Camelot Premium Return Fund and Camelot Excalibur Small Cap Income Fund, each a series of shares of beneficial interest of Mutual Fund Series Trust. Such financial statements and financial highlights appear in the September 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

December 16, 2016